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                                                                       EXHIBIT 5

                      [FULBRIGHT & JAWORSKI LETTERHEAD]



October 28, 1994



Pulitzer Publishing Company
900 North Tucker Boulevard
St. Louis, Missouri 63101


Dear Sirs:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Pulitzer Publishing Company (the "Company"), relating to 1,500,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), to be issued under the Company's 1994 Stock Option Plan (the "Plan").

                 As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plan and that the Shares being registered pursuant to the Registration Statement, when issued under the Plan in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

                 We hereby consent to the use of this opinion as a part of the Registration Statement and to the reference to our name under the heading "Legal Matters" set forth in the Registration Statement. This consent is not be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                         Very truly yours,

                                         FULBRIGHT & JAWORSKI L.L.P.